CONFORMED COPY
                             AGREEMENT AND WAIVER


               AGREEMENT AND WAIVER dated as of July 24, 1996 among Au Bon Pain Co., Inc., a Delaware corporation (the "Company"); Saint Louis Bread Company, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("SLB") (for the purposes of Sections 2 and 17 hereof); Princes Gate Investors, L.P. ("PGI"); Acorn Partnership I, L.P. ("Acorn"); PGI Investments Limited ("PGI Investments"); PGI Sweden AB ("PGI Sweden"); and Gregor Von Opel (PGI, Acorn, PGI Investments, PGI Sweden and Mr. Von Opel referred to herein collectively as the "Holders").

                             W I T N E S S E T H:

               WHEREAS, the Holders are the holders of the Company's 4.75% Convertible Subordinated Notes due January 2, 2001 (the "Notes");

               WHEREAS, the Company intends to issue the Senior Subordinated Debentures to Allied Capital Corporation, Allied Capital Corporation II, and Capital Trust Investments, Ltd. (collectively, the "Lenders") in an amount not exceeding $15,000,000 pursuant to an Investment Agreement in the form of Exhibit A attached hereto (the "Senior Subordinated Debentures");

               WHEREAS, the issuance by the Company of the Senior Subordinated Debentures requires the consent of the Holders pursuant to Section 3.2 of the Notes; and

               WHEREAS, the Holders have agreed to consent to the issuance of the Senior Subordinated Debentures in consideration of (i) certain covenants of the Company set forth herein and (ii) the issuance by the Company to the Holders of warrants for the purchase of 150,000 shares of the Company's Class A common stock, par value $.0001 per share (the "Class A Common Stock") substantially in the form of Exhibit B hereto (the "Warrants");

               NOW, THEREFORE, the parties hereto agree as follows:

         1.  Definitions.

               (a) The following terms, as used herein, have the following meanings:


               "Fully Diluted" means, with respect to any determination of the number of shares of Common Stock outstanding or held by any Person, such number of shares shall be calculated by taking into account all outstanding shares of Common Stock, all shares of Common Stock issuable upon conversion or exchange of any securities convertible into or exchangeable for Common Stock, or upon exercise of any options, warrants or other rights to purchase or subscribe for Common Stock or securities convertible into or exchangeable for Common Stock.

               "Investment Agreement" means the Investment Agreement dated as of the date hereof among the Company, SLB, ABP Midwest Manufacturing, Inc. and the Lenders.

               "Investment Documents" shall mean, collectively, this Agreement, the Warrants, the Purchase Agreement, the Notes and all other instruments and documents executed and delivered in connection therewith.

               "Obligations" shall mean, collectively, all of the Company's indebtedness, liabilities and obligations arising under this Agreement and each of the other Investment Documents and any renewals, modifications, and extensions thereof, including, but not limited to, the principal, interest, late charges and other sums due and owing under the Notes and any other obligations of the Company to any of the Holders, including such other or additional financing that any of the Holders may extend to the Company or any of its Subsidiaries at any time.

               "Percentage Ownership" means, with respect to any Holder or group of Holders, at any time (i) the number of shares of Common Stock that such Holder beneficially owns (or, without duplication, has the right to acquire) at such time, divided by (ii) the total number of shares of Common Stock at such time, in each case calculated on a Fully Diluted basis.

               "Period" means each four-week fiscal period of the Company.

               "SLB Equity Securities" means any (i) shares of capital stock of SLB, (ii) any securities convertible into or exchangeable for any shares of capital stock of SLB; or (iii) options, warrants or other rights to purchase or subscribe for shares of capital stock of SLB.

               "Senior Management" means the Co-Chairmen, Chief Executive Officer, President, and Chief Financial Officer of the Company and SLB.

               (b) Capitalized terms used but not separately defined herein shall have the meanings ascribed such terms in the Securities Purchase Agreement dated as of December 17, 1993 among the Company and the Holders (the "Purchase Agreement").

         2. Rights of First Refusal. (a) If prior to the second anniversary of the date hereof, SLB, the Company or any of the Affiliates of the Company receives from or otherwise negotiates with any Person an offer to purchase any SLB Equity Securities in a transaction not involving a public offering registered under the Securities Act of 1933, as amended (a "Section 2 Offer") and SLB, the Company or any of its Affiliates intends to pursue such sale of such SLB Equity Securities to such Person (the "Offeror"), SLB shall give prior written notice thereof (an "Offer Notice") to PGI, on behalf of all Holders. The Offer Notice shall identify the SLB Equity Securities proposed to be sold by SLB, the Offeror, a description of the material terms of such SLB Equity Securities (including, if applicable, maturity and dividend or interest rate), the form of consideration, the consideration per SLB Equity Security to be paid for such SLB Equity Securities (the "Sale Price") and all other material terms and conditions of the Section 2 Offer.

               (b) The receipt of an Offer Notice by PGI shall constitute an offer (the "Offer") by SLB to sell to the Holders on the terms set forth in the Offer Notice the SLB Equity Securities at the Sale Price. PGI shall have a period of 20 Business Days following receipt of the Offer Notice (the "Offer Period") in which to accept such offer on behalf of the Holders as to all of the SLB Equity Securities so offered by giving a written notice of acceptance to SLB (together with a copy thereof to the Company) prior to the expiration
of such Offer Period.             If PGI fails to notify the Company prior to
the expiration of the Offer Period it will be deemed to have declined the Offer on behalf of the Holders. In the event the consideration set forth in the Offer Notice consists in whole or in part of non-cash consideration, PGI shall have the right to elect, should it accept the Offer, to substitute for such non-cash consideration an amount of cash equal to the fair market value of such non-cash consideration (as determined in accordance with Section 2(f) hereof).

               The Company shall, during the Offer Period, provide PGI with such information regarding SLB as PGI may request and shall permit PGI to interview members of Senior Management in order to evaluate the Offer.

               (c) Each Holder on whose behalf PGI has accepted the Offer shall purchase at the Sale Price and pay for the SLB Equity Securities as to which the Offer was accepted by PGI on its behalf, at the election of the Company or SLB, as the case may be, by wire transfer or bank or certified check, within 20 Business Days of the date on which notice of such acceptance was given by PGI; provided that if the purchase and sale of such SLB Equity Securities is subject to any prior regulatory approval, subject to Section 2(d)(ii), the time period during which such purchase and sale may be consummated shall be extended until the expiration of five Business Days after all such approvals shall have been received.

               (d) If (i) PGI shall reject all SLB Equity Securities pursuant to the Offer or (ii) any required consent or regulatory approval for the purchase of the SLB Equity Securities subject thereto shall not be obtained within 45 days of acceptance of the Offer, SLB shall have a period of 20 Business Days during which to consummate the sale of any or all of the SLB Equity Securities subject to such Offer to the Offeror at a price not less than the Sale Price and on the same terms and conditions as were set forth in the Offer Notice; provided that if the transfer to the Offeror is subject to regulatory approval, the period of 20 Business Days in which it may be consummated shall be extended by 25 Business Days. If SLB does not consummate the sale of the SLB Equity Securities subject to the Section 2 Offer in accordance with the foregoing time limitations, SLB may not thereafter sell any SLB Equity Securities without repeating the foregoing procedures.

               (e) For the purposes of this Section 2, PGI shall act as agent for each of the Holders other than PGI.

               (f) For the purposes of this Section 2, in the event any SLB Equity Securities are proposed to be transferred for consideration in whole or in part other than cash, the fair market value of any non-cash consideration shall be determined by an appraisal to be performed by an investment bank, or other Person engaged primarily in the business of appraising the form of non-cash consideration in question, of recognized national standing which is not an Affiliate of the Company or any of the Holders and which is otherwise mutually acceptable to the Company and PGI.

               3. Quarterly Visitation and Board Observation Rights. At the option of the Holders, the Company shall afford the Holders, for so long as the aggregate Percentage Ownership of the Holders exceeds 2%, either:

                     (a) the opportunity to meet, once every three months, for a period of four hours (or, at the option of the Holders, any shorter period of time) (each such meeting, a "Quarterly Meeting"), with Senior Management (or, at the option of the Holders, such other employees of the Company or SLB as the Holders and the Company may agree) to review the operating and financial performance of the Company and its Subsidiaries, the strategic outlook for the Company, the matters discussed at any meeting of the Company's (or any Subsidiary's) board of directors, and any other issues or concerns the Holders may reasonably raise. The Company and the Holders shall use their reasonable efforts to schedule each Quarterly Meeting at a mutually convenient time and place; or

                     (b) the opportunity to have a representative (an "Observer") attend as an observer at (but not participate in or vote at) each meeting, held either in person or by telephone, of the board of directors of the Company (and any executive committee thereof). The Company shall give each Holder notice of all such meetings (x) to be held in person, at least two weeks prior thereto, and (y) to be held telephonically, 24 hours prior thereto.

               4. Warrants. The Company shall issue to each of the Holders the number of Warrants set forth opposite the name of each Holder below:

               Holder                  No. of Warrants
               ------                  ---------------

               PGI                           112,392
               Acorn                          10,823
               PGI Investments                10,714
               PGI Sweden                     10,714
               Mr. Von Opel                    5,357


               5. Information. In addition to any information the Company has previously agreed to furnish to the Holders, for so long as the aggregate Percentage Ownership of the Holders exceeds 2%, the Company shall furnish the Holders with:

               (a)(i) all written materials and other information given to the directors of the Company and the directors of each Subsidiary at the same time such materials and information are given to such directors, (ii) with respect to the regular and special meetings of the board of directors of the Company and of the board of directors of each Subsidiary, written minutes of any such meeting no later than 30 days following any such meeting, (iii) with respect to any special meeting of the board of directors of the Company and of the board of directors of any Subsidiary of the Company, the agenda for any such meeting prior to such meeting, (iv) the corporate summary (substantially in the form of Exhibit C hereto) for each Period and the period from the beginning of the fiscal year to the end of the respective Period, (v) a cash flow analysis (substantially in the form of Exhibit D hereto) for each Period and the period from the beginning of the fiscal year to the end of the respective Period, (vi) a report setting forth, on a per-store basis, total sales per store for every Au Bon Pain and Saint Louis Bread Company store owned by the Company for each Period and the period from the beginning of the fiscal year to the end of the respective Period, (vii) any financial analysis or presentation prepared for the board of directors of the Company or any committee thereof by non-employee financial consultants or advisors, promptly upon delivery of any such analysis or presentation to the board of directors of the Company and (viii) the management letter from the Company's independent auditors with respect to the audit of the Company's financial statements, no later than 10 days following delivery thereof to the Company. The Company shall provide the information required by Sections 6(a)(iv), 6(a)(v) and 6(a)(vi) hereof, in each case, no later than 21 days following the end of each Period;

               (b) that information which the Company has agreed to furnish to the Lenders pursuant to Sections 4.01, 4.02, 4.03, 4.04 and 4.19 of the Investment Agreement at the times and in the manner set for therein;

               (c) from time to time any other information any Holder may reasonably request; and

               (d) (i) not less than 48 hours' prior notice of any telephonic or other meeting with financial analysts regarding quarterly and annual earnings announcements and other material announcements, and (ii) in connection with any such meetings, any press releases pertaining to such meetings, as far in advance of such meeting as practicable.

               6.    Amendment of the Notes.  Each Holder's Note is hereby
amended by:

         (a)   inserting the following definition to Section 1.1:

               "Investment Agreement" means the Investment Agreement among the Issuer, Saint Louis Bread Company, Inc., ABP Midwest Manufacturing, Inc., Allied Capital Corporation, Allied Capital Corporation II, Capital Trust Investments, Ltd. dated as of July 24, 1996.

                     "Senior Subordinated Debentures" means the Senior
               Subordinated Debentures in the aggregate principal amount of $15,000,000 issued by the Issuer to Allied Capital Corporation, Allied Capital Corporation II and Capital Trust Investments, Ltd. on July 24, 1996.

         (b)   inserting a new Section 3.8:

                     Section 3.8. Terms of Certain Notes. The Issuer shall not amend, waive or modify the terms of its Senior Subordinated Debentures or the Investment Agreement (i) to change the maturity date of such Senior Subordinated Debentures to any date prior to July 24, 2000, (ii) to increase the Basic Interest Rate or the Default Interest Rate payable on the Senior Subordinated Debentures (whether or not payable in cash), (iii) to amend the provisions of Sections 4.08 and
               Article VII of the Investment Agreement, or (iv) in any other manner which adversely affects the rights of the Holders in any material manner.

         (c)   inserting a new Section 3.5(a)(iv):

                     For the purposes of this Section 3.5, all or
               substantially all of the Issuer's assets shall have been deemed to have been sold if the Issuer shall have transferred any portion of its assets, or of the assets of Saint Louis Bread Company, Inc. or of ABP Midwest Manufacturing, Inc., either having a fair market value or for aggregate consideration (in cash or fair market value of property received) equal to the greater of (i) 20% or more of the market capitalization of the Issuer based upon the average price per share of Class A Common Stock of the Issuer for the five trading days preceding the asset disposition, or (ii) 20% or more of the net worth of the Issuer, on a consolidated basis, determined in accordance with GAAP.

         (d) deleting Section 4.1(g)(iii) and replacing it with the with the following:

                     "(iii) appointing a receiver, liquidator, assignee,
               custodian, trustee, sequestrator (or similar official of the Issuer) or for 20% or more of the property of the Issuer."

               7. Waiver. Subject to its receipt of the Warrants to be issued to it pursuant to Section 4 hereof, each Holder hereby grants a waiver to the Company of the provisions of Section 3.2 of such Holder's Note solely for the purposes of issuing to the Lenders, no later than the date hereof, the Senior Subordinated Debentures in the form of Exhibit E hereto pursuant to the terms of the Investment Agreement for aggregate consideration of $15,000,000.

               8. Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

               9. Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or any Holder.

               10. Amendment; Waiver. No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. No provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by all the parties hereto.

               11. Notices. All notices and other communications given or made pursuant hereto or pursuant to any other agreement among the parties, unless otherwise specified, shall be given in accordance with Section 7.1 of the Purchase Agreement except that such notices shall be given to:

                     Princes Gate Investors, L.P.
                     Acorn Partnership I, L.P.
                     PGI Investments Limited
                     PGI Sweden AB
                     Gregor Von Opel

                     c/o Morgan Stanley & Co. Incorporated
                     1585 Broadway
                     New York, N.Y.  10036
                     Attention:  Hartley R. Rogers
                     Telephone: (212) 761-4000
                     Telecopier: (212) 761-0517

               12. Headings. The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

               13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

               14. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

               15. Specific Enforcement. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies which may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

               16. Severability. If one or more provisions of this Agreement are held to be unenforceable to any extent under applicable law, such provision shall be interpreted as if it were written so as to be enforceable to the maximum possible extent so as to effectuate the parties' intent to the maximum possible extent, and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms to the maximum extent permitted by law.

               17. Expenses. (a) The Company shall reimburse the Holders for all fees and expenses incurred by the Holders in connection with this Agreement.

               (b) The Company shall pay all expenses of any nature, whether incurred in or out of court, and whether incurred before or after the Notes shall become due at their maturity date or otherwise (including, but not limited to, reasonable attorneys' fees and costs) which the Holders may deem necessary or proper in connection with the collection of any of the Obligations. The Holders are authorized to pay at any time and from time to time any or all of such expenses, to add the amount of such payment to the amount of principal outstanding under the Notes, and to charge interest thereon at the rate specified in the Notes.

               (c) Without limiting the Holders' entitlements under Sections 18(a) and (b) hereof, or under the terms of any of the other Investment Documents, each of the Company and SLB, jointly and severally (each, a "Reimbursing Party"), hereby agrees to reimburse the Holders for any and all costs and fees, including reasonable attorney's fees and expenses, incurred by any of the Holders or their Affiliates in connection with: (i) any suit, action, claim or other activity of the Holders to collect the Obligations or any portion thereof or to enforce any of the provisions of this Agreement or any other Investment Document against such Reimbursing Party; and (ii) any suit, action, claim or other liability asserted against any of the Holders or their Affiliates by such Reimbursing Party in any case in which such Reimbursing Party does not prevail with respect to substantially all of its claim.

               18. Entire Agreement. This Agreement, the Notes, the Registration Rights Agreement dated as of the date hereof among the Company, the Holders and the Lenders and the Modification Agreement dated as of the date hereof among the Company and each of the Holders constitute the entire agreement among the parties and supersede all prior agreements and understandings, covenants or representations by or among the parties, written or oral, with respect to the subject matter hereof.


               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                           AU BON PAIN CO., INC.


                           By: /s/ Louis I. Kane
                              ---------------------------------
                              Name:  Louis I. Kane
                              Title: Co-Chairman


                           SAINT LOUIS BREAD COMPANY, INC.
                           (for the purposes of Sections 2 and 17 hereof only)


                           By: /s/ Louis I. Kane
                              ---------------------------------
                              Name:  Louis I. Kane
                              Title: Executive Vice-President


                           PRINCES GATE INVESTORS, L.P.
                             By PG INVESTORS, INC.,
                               its General Partner


                           By: /s/ David R. Powers
                              ---------------------------------
                              Name:  David R. Powers
                              Title: Vice President



                           ACORN PARTNERSHIP I, L.P.
                             By PG INVESTORS, INC.,
                               its General Partner


                           By: /s/ David R. Powers
                              ---------------------------------
                              Name:  David R. Powers
                              Title: Vice President



                           PGI INVESTMENTS LIMITED
                             By PG INVESTORS, INC.,
                              as Attorney-in-Fact

                           By: /s/ David R. Powers
                              ---------------------------------
                              Name:  David R. Powers
                              Title: Vice President


                           PGI SWEDEN AB
                             By PG INVESTORS INC.
                             as Attorney-in-Fact


                           By: /s/ David R. Powers
                              ---------------------------------
                              Name:  David R. Powers
                              Title: Vice President


                           GREGOR VON OPEL
                             BY PG INVESTORS INC.
                             as Attorney-In-Fact


                           By: /s/ David R. Powers
                              ---------------------------------
                              Name:  David R. Powers
                              Title: Vice President